                                                                    EXHIBIT 10.1


                              AMENDED AND RESTATED
                                CREDIT AGREEMENT

         THIS AMENDED AND RESTATED CREDIT AGREEMENT ("this Agreement") dated as of May 1, 2001 but actually executed on June 18, 2001 is between BOYD BROTHERS TRANSPORTATION, INC., a Delaware corporation ("Boyd"), WELBORN TRANSPORT, INC., an Alabama corporation ("Welborn"; Boyd and Welborn are together referred to as the "Borrowers") and AMSOUTH BANK, an Alabama banking corporation (the "Lender").

                                    RECITALS

         A. Boyd and the Lender have heretofore entered into a Credit Agreement dated as of April 1, 1994 (the "Original Credit Agreement") pursuant to which the Lender agreed to make available to Boyd a term loan and a line of credit.

         B. Boyd and the Lender wish to amend and restate the Original Credit Agreement in its entirety, as hereinafter set forth, for the purposes, among others, of adding Welborn as a borrower and modifying the terms of the term loan and line of credit.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing Recitals, and to induce the Lender to extend credit to the Borrowers under this Agreement and the other Credit Documents, the Borrowers agree with the Lender as follows:

                                    ARTICLE 1

                      RULES OF CONSTRUCTION AND DEFINITIONS

         SECTION 1.1 GENERAL RULES OF CONSTRUCTION. For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

         (a) Words of masculine, feminine or neuter gender include the correlative words of other genders. Singular terms include the plural as well as the singular, and vice versa.

         (b) All references herein to designated "Articles," "Sections" and other subdivisions or to lettered Exhibits are to the designated Articles, Sections and subdivisions hereof and the Exhibits annexed hereto unless expressly otherwise designated in context. All Article, Section, other subdivision and Exhibit captions herein are used for reference only and do not limit or describe the scope or intent of, or in any way affect, this Agreement.

         (c) The terms "include," "including," and similar terms shall be construed as if followed by the phrase "without being limited to."

         (d) The terms "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, other subdivision or Exhibit.

         (e) All Recitals set forth in, and all Exhibits to, this Agreement are hereby incorporated in this Agreement by reference.

         (f) No inference in favor of or against any party shall be drawn from the fact that such party or such party's counsel has drafted any portion hereof.

         (g) All references in this Agreement to a separate instrument are to such separate instrument as the same may be amended or supplemented from time to time pursuant to the applicable provisions thereof.

         SECTION 1.2 DEFINITION. As used in this Agreement, the following terms are defined as follows:

         (a) ACTUAL/360 DAY BASIS means a method of computing interest and other charges on the basis of an assumed year of 360 days for the actual number of days elapsed, meaning that the interest accrued for each day will be computed by multiplying the interest rate applicable on that day by the unpaid principal balance on that day and dividing the result by 360.

         (b) ADVANCE is defined in Section 2.3.

         (c) AFFILIATE of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         (d) APPLICATION is defined in Section 2.10(b).

         (e) AUTHORIZED REPRESENTATIVE means the officer or officers of the corporation that are duly authorized to act for the corporation in the specified capacity under the Governing Documents of the corporation or applicable law.

         (f) BORROWERS shall have the meaning attributed to that term in the preamble to this Agreement.

         (g) BUSINESS DAY means any day, excluding Saturday and Sunday, on which the Lender's main office in Birmingham, Alabama, is open to the public for carrying on substantially all of its banking business.

         (h) CLOSING DATE means June ____, 2001.

         (i) CREDIT means, individually and collectively, all loans, forbearances, renewals, extensions, advances, disbursements and other extensions of credit now or hereafter made by the Lender to or for the account of the Borrowers under this Agreement and the other Credit Documents, including the Loans.

         (j) CREDIT DOCUMENTS means this Agreement and the documents described in Exhibit A and all other documents now or hereafter executed or delivered in connection with the transactions contemplated thereby.

         (k) DEBT of any person means (1) all indebtedness, whether or not represented by bonds, debentures, notes or other securities, for the repayment of borrowed money, (2) all deferred indebtedness for the payment of the purchase price of property or assets purchased (including deferred taxes and accounts payable arising in the ordinary course of business and not incurred through the borrowing of money), (3) all capitalized lease obligations, (4) all indebtedness secured by any Lien on any property of such person, whether or not indebtedness secured thereby has been assumed, (5) all obligations with respect to any conditional sale contract or title retention agreement, (6) all indebtedness and obligations arising under acceptance facilities or in connection with surety or similar bonds, and the outstanding amount of all letters of credit issued for the account of such person, and (7) all obligations with respect to interest rate swap agreements.

         (l) DEFAULT RATE means a rate of interest equal to four percentage points (400 basis points) in excess of the Prime Rate, or the maximum rate permitted by law, whichever is less.

         (m) ERISA means the Employee Retirement Income Security Act of 1974, as amended.

         (n) EVENTS OF DEFAULT is defined in Section 6.1. An Event of Default "exists" if an Event of Default has occurred and is continuing.

         (o) GOVERNING DOCUMENTS means, with respect to any person that is not a natural person, all organizational and governing documents applicable thereto.

         (p) GOVERNMENTAL AUTHORITY means any national, state, county, municipal or other government, domestic or foreign, and any agency, authority, department, commission, bureau, board, court or other instrumentality thereof.

         (q) GOVERNMENTAL REQUIREMENTS means all laws, rules, regulations, ordinances, judgments, decrees, codes, orders, injunctions, notices and demand letters of any Governmental Authority.

         (r) HAZARDOUS SUBSTANCES means all pollutants, effluents, contaminants, emissions, toxic or hazardous wastes and other substances, the removal of which is required or the manufacture, use, maintenance, handling, discharge or release of which is regulated, restricted, prohibited or penalized by any Governmental Requirement, or even if not so regulated, restricted, prohibited or penalized, might pose a hazard to the health and safety of the public or the occupants of the property on which it is located or the occupants of the property adjacent thereto, including (1) asbestos or asbestos-containing materials, (2) urea formaldehyde foam insulation, (3) polychlorinated biphenyls (PCBs), (4) flammable explosives, (5) radon gas, (6) laboratory wastes, (7) experimental products, including genetically engineered microbes and other recombinant DNA products, (8) petroleum, crude oil, natural gas, natural gas liquid, liquefied natural gas, other petroleum products and synthetic gas usable as fuel, (9) radioactive materials and (10) any substance or mixture listed, defined or otherwise determined by any Governmental Authority to be hazardous, toxic or dangerous, or otherwise regulated, affected, controlled or giving rise to liability under any Governmental Requirement.

         (s) INTEREST DETERMINATION DATE means the first day of each month in each year.

         (t) LETTER OF CREDIT BORROWINGS means as of any date the maximum aggregate amount that the Lender could be required to pay under drafts that could properly be drawn in compliance with the terms of all Letters of Credit outstanding on such date, other than drafts that have been drawn and paid.

         (u) LETTER OF CREDIT OBLIGATIONS means (a) the Letter of Credit Borrowings and (b) the Reimbursement Obligations and the Borrowers' other obligations under this Agreement and the Applications with respect to drawings made on Letters of Credit, including obligations with respect to all principal, interest, fees and other charges related thereto.

         (v) LETTERS OF CREDIT means the existing letters of credit described on Exhibit C and all letters of credit hereafter issued by the Lender for the account of the Borrowers.

         (w) LIBOR-BASED RATE means the per annum rate of interest most recently published in The Wall Street Journal or such other comparable financial information reporting service used by the Lender as of the close of business on the Closing Date and on each Interest Determination Date (being the rate quoted for the immediately preceding Business Day) as the London Interbank Offered Rate for U.S. dollar deposits having a term of three months plus the Margin. The Lender shall determine the LIBOR-Based Rate on the Closing Date and on each Interest Determination Date.

         (x) LIEN means any mortgage, pledge, assignment, charge, encumbrance, lien, security title, security interest or other preferential arrangement.

         (y) LOANS means the Revolving Loan, the Term Loan, Letter of Credit Borrowings and Reimbursement Obligations, and all extensions and renewals thereof.

         (z) MARGIN means that percent per annum set forth below which shall be the Margin set forth opposite the Total Funded Debt Ratio as determined based on the most recent financial statements furnished to the Lender pursuant to Section
5.5 hereof:

                            Total
                      Funded Debt Ratio
              (as set forth in Section 5.15(c))                        Margin
              ---------------------------------                        ------

         (1)  Less than 1.00 to 1.00                                    1.25%

         (2)  Greater than or equal to 1.00 to 1.00
               but less than 1.50 to 1.00                               1.50%

         (3)  Greater than or equal to 1.50 to 1.00
               but less than 2.00 to 1.00                               1.75%

         (4)  Greater than or equal to 2.00 to 1.00
               but less than 2.25 to 1.00                               2.00%

         (5)  Greater than or equal to 2.25 to 1.00
               but less than 2.50 to 1.00                               2.25%

         (6)  Greater than or equal to 2.50 to 1.00
               but less than 2.75 to 1.00                               2.50%

         (7)  Greater than or equal to 3.00 to 1.00                     2.75%

The Total Funded Debt Ratio (as set forth in Section 5.15(c)) shall be established by the Lender on the basis of the consolidated financial statements of and schedules prepared by Boyd delivered to the Lender pursuant to Section
5.5 of this Agreement and shall be calculated as set forth in Section 5.15 hereof. Notwithstanding the foregoing and during any period of time for which the Margin may be set by the Lender pursuant to Section 6.1(f) hereof, the Margin with respect to the Loans shall automatically become the highest values provided for in the applicable pricing grid set forth above. From the Closing Date until September 1, 2001, the Margin shall be 2.25%. Notwithstanding anything to the contrary contained in this Agreement, if the Borrowers have defaulted in the performance of the covenants set forth in Section 5.15 of this Agreement as reported in the Compliance Certificate due on August 15, 2001, the interest rate applicable to the Loans shall be the LIBOR-Based Rate plus 225 basis points (2.25%) for the period commencing September 1, 2001 until February 28, 2002. If the Borrowers have defaulted in the performance of the covenants set forth in Section 5.15 of this Agreement as reported in the Compliance Certificate due on February 15, 2002, the interest rate applicable to the Loans shall be the Prime Rate minus 25 basis points (.25%) for the period commencing March 1, 2002 until August 31, 2002. Any such change in the Margin shall be effective without notice to the Borrowers and without any further action by the Lender.

         (aa) MARGIN STOCK is defined in Regulation U of the Federal Reserve Board, as amended.

         (bb) MAXIMUM REVOLVING LOAN AMOUNT means $2,500,000.

         (cc) NOTES is defined in Section 2.4.

         (dd) OBLIGATIONS means (1) the Revolving Loan, the Term Loan, the Letter of Credit Obligations and all other obligations and debts owing to the Lender and arising under the terms of this Agreement, the Notes, the Applications and the other Credit Documents, whether now or hereafter incurred, existing or arising, including the Revolving Loan, the Term Loan, all Letter of Credit Borrowings and Reimbursement Obligations with respect thereto; (2) any sums expended by the Lender in exercising the rights and remedies described in
Section 6.2; (3) all accrued interest on the Revolving Loan, the Term Loan, and Reimbursement Obligations, and all costs, fees, charges and expenses incurred and payable in connection therewith, including fees payable under the terms of, or in connection with, this Agreement; (4) all other obligations and debts owing to the Lender arising in connection with, ancillary to, or in support of the Revolving Loan, the Term Loan, and Letter of Credit Borrowings; (5) the payment and performance of all other indebtedness, obligations and liabilities of the Borrowers to the Lender (including obligations of performance) of every kind whatsoever, arising directly between the Borrowers and the Lender or acquired outright, as a participation or as collateral security from another person by the Lender, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, contracted or arising, joint or several, liquidated or unliquidated, regardless of how they arise or by what agreement or instrument they may be evidenced or whether they are evidenced by agreement or instrument, and whether incurred as maker, endorser, surety, guarantor, general partner, drawer, tort-feasor, account party with respect to a letter of credit, indemnitor or otherwise; and (6) all renewals, extensions, modifications and amendments of any of the foregoing, whether or not any renewal, extension, modification or amendment agreement is executed in connection therewith.

         (ee) OBLIGORS means the Borrowers, each other person, if any, executing any Security Document as a grantor, and any other maker, endorser, surety, guarantor or other person now or hereafter liable for the payment or performance, in whole or in part, of any of the Obligations.

         (ff) PERMITTED CONTEST means any appropriate proceeding conducted in good faith by the Borrowers to contest any tax, assessment, charge, Lien or similar claim, during the pendency of which proceeding the enforcement of such tax, assessment, charge, Lien or claim is stayed; provided that the Borrowers have set aside on their books or, if required by the Lender, deposited as cash collateral with the Lender, adequate cash reserves to assure the payment of any such tax, assessment, charge, Lien or claim.

         (gg) PERMITTED ENCUMBRANCES means any Liens and other matters affecting title to the Property that are described in Exhibit B.

         (hh) PERSON (whether or not capitalized) includes natural persons, sole proprietorships, corporations, trusts, unincorporated organizations, associations, companies, institutions, entities, joint ventures, partnerships, limited liability companies and Governmental Authorities.

         (ii) PRIME RATE means that rate of interest designated by the Lender from time to time as its "prime rate," it being expressly understood and agreed that the "prime rate" is merely an index rate used by the Lender to establish lending rates and is not necessarily the Lender's most favorable lending rate, and that changes in the "prime rate" are discretionary with the Lender.

         (jj) PROPERTY means all property, real and personal, that is now or hereafter conveyed or assigned to the Lender, or in which the Lender is now or hereafter granted a Lien, as security for any of the Obligations.

         (kk) REIMBURSEMENT OBLIGATION means at any time the obligation of the Borrowers with respect to any Letter of Credit to reimburse the Lender for amounts theretofore paid by the Lender pursuant to a drawing under such Letter of Credit.

         (ll) REVOLVING LOAN is defined in Section 2.3.

         (mm) REVOLVING NOTE is defined in Section 2.4.

         (nn) SECURITY DOCUMENTS means all Credit Documents that now or hereafter grant or purport to grant to Lender any guaranty, collateral or other security for any of the Obligations.

         (oo) SOLVENT means, with respect to any person on a particular date, that as of such date (1) the fair value of the property of such person is greater than the total amount of liabilities (including contingent liabilities) of such person, (2) the present fair salable value of the assets of such person is not less than the amount that will be required to pay the probable liability of such person on its debts as they become absolute and matured, (3) such person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such person's property would constitute an unreasonably small capital, and (4) such person does not intend to, or believe or reasonably should have believed that it will, incur debts beyond its ability to repay as they become due.

         (pp) SUBSIDIARY means (1) any corporation more than 50% of whose shares of stock having general voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees of such corporation (irrespective of whether or not at the time stock of any other class or classes has or might have voting power by reason of the happening of any contingency), are owned or controlled directly or indirectly by the Borrowers, or (2) any partnership or limited liability company, 50% or more of the partnership or membership interests in which are owned or controlled, directly or indirectly, by the Borrowers, and includes entities currently or hereafter falling within the categories described above.

         (qq) TERM LOAN is defined in Section 2.1.

         (rr) TERM NOTE is defined in Section 2.2.

         (ss) TERMINATION DATE means the maturity date of the Revolving Loan (which is initially July 6, 2001), as such date may be extended from time to time pursuant to Section 2.7 or accelerated pursuant to Section 6.2.

         SECTION 1.3 JOINT AND SEVERAL LIABILITY.

         (a) Each Borrower, separately and severally, hereby appoints and designates Boyd as its agent and attorney-in-fact to act on behalf of it for all purposes of the Credit Documents. Boyd shall have authority to exercise on behalf of each Borrower all rights and powers that Boyd deems necessary, incidental or convenient in connection with the Credit Documents, including the authority to execute and deliver certificates, documents, agreements and other instruments referred to or provided for in the Credit Documents, request Advances and Letters of Credit hereunder, receive all proceeds of Advances, give all notices, approvals and consents required or requested from time to time by the Lender and take any other actions and steps that each Borrower could take for its own account in connection with the Credit Documents from time to time, it being the intent of each Borrower to grant to Boyd plenary power to act on behalf of each Borrower in connection with and pursuant to the Credit Documents. The appointment of Boyd as agent and attorney-in-fact for each Borrower hereunder shall be coupled with an interest and be irrevocable so long as any Credit Document shall remain in effect. The Lender need not obtain any Borrower's consent or approval for any act taken by Boyd pursuant to any Credit Document, and all such acts shall bind and obligate Boyd and each Borrower, jointly and severally. Each Borrower forever waives and releases any claim (whether now or hereafter arising) against the Lender based on any claim of Boyd's lack of authority to act on behalf of each Borrower in connection with the Credit Documents.

         (b) Each of the Borrowers, and by its acceptance of this Agreement, the Lender hereby confirm that it is the intention of all such Persons that this Agreement and the Obligations of each of the Borrowers hereunder not constitute a fraudulent transfer or conveyance for purposes of the United States Federal Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Governmental Requirement covering the protection of creditors' rights or the relief of debtors to the extent applicable to this Agreement and the Obligations of each of the Borrowers hereunder. To effectuate the foregoing intention, each of the Borrowers, the Lender hereby irrevocably agrees that the Obligations and all of the other liabilities of each of the Borrowers under this Agreement shall be limited to the maximum amount as will, after giving effect to such maximum amount and all of the other contingent and fixed liabilities of such Borrower that are relevant under such Governmental Requirement, and after giving effect to any collections from, any rights to receive contributions from, or any payment made by or on behalf of any of the other Borrowers in respect of the Obligations of such other Borrower under this Agreement, result in the Obligations and all of the other liabilities of each of the Borrowers under this Agreement not constituting a fraudulent transfer or conveyance.

         (c) Each Borrower (i) acknowledges that it has had full and complete access to the underlying papers relating to the Obligations and all other papers executed by any person in connection with the Obligations, has reviewed them and is fully aware of the meaning and effect of their contents; (ii) is fully informed of all circumstances that bear upon the risks of executing this Agreement and the other Credit Documents that a diligent inquiry would reveal;
(iii) has adequate means to obtain from Boyd on a continuing basis information concerning Boyd's financial condition and is not depending on the Lender to provide such information, now or in the future; and (iv) agrees that the Lender shall have any obligation to advise or notify it or to provide it with any data or information.

         (d) Each Borrower hereby agrees that its obligations and liabilities with respect to the Obligations are joint and several with Boyd, continuing, absolute and unconditional (subject to the provisions of subsection (b) of this section). Without limiting the generality of the foregoing, the obligations and liabilities of each Borrower with respect to the Obligations shall not be released, discharged, impaired, modified or in any way affected by (i) the invalidity or unenforceability of any Credit Document, (ii) the failure of the Lender to give each Borrower a copy of any notice given to Boyd, (iii) any modification, amendment or supplement of any obligation, covenant or agreement contained in any Credit Document, (iv) any compromise, settlement, release or termination of any obligation, covenant or agreement in any Credit Document, (v) any waiver of payment, performance or observance by or in favor of Boyd of any obligation, covenant or agreement under any Credit Document, (vi) any consent, extension, indulgence or other action or inaction, or any exercise or non-exercise of any right, remedy or privilege with respect to any Credit Document, (vii) the extension of time for payment or performance of any of the Obligations, or (viii) any other matter that might otherwise be raised in avoidance of, or in defense against an action to enforce, the obligations of each Borrower under this Agreement, the Notes or any other Credit Document.

         (e) None of the Borrowers will exercise any rights that it may have or acquire by way of subrogation under this Agreement or any of the other Credit Documents or the Subrogation and Contribution Agreement referred to in subsection (f) below, by any payment made hereunder or under any of the other Credit Documents or otherwise, until all the Obligations have been paid in full and this Agreement has been terminated and is no longer subject to reinstatement. If any amount shall be paid to a Borrower on account of any such subrogation rights at any time when all of the Obligations shall not have been paid in full and this Agreement terminated, such amount shall be held in trust for the benefit of the Lender and shall be paid forthwith to the Lender to be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of the Credit Documents.

         (f) The Borrowers will not amend or waive any provision of the Subrogation and Contribution Agreement dated the Closing Date entered into by the Borrowers nor consent to any departure from such Subrogation and Contribution Agreement, without having obtained the prior written consent of the Lender to such amendment, waiver or consent.

                                    ARTICLE 2

                              CREDIT TO BE EXTENDED
                              UNDER THIS AGREEMENT

         SECTION 2.1 TERM LOAN. The Lender has previously made available to the Borrowers several term loans in the aggregate principal amount of $21,494,309.62 (collectively, the "Original Term Loans"). The Borrowers and the Lender now agree to consolidate the Original Term Loan into one term loan in the principal amount of $21,494,309.62 (the "Term Loan"), which has an outstanding principal amount of $20,717,603.61 on the Closing Date.

         SECTION 2.2 TERM NOTE. The Term Loan shall be evidenced by a promissory note (the "Term Note"), payable to the order of the Lender, duly executed on behalf of the Borrowers, dated the date of this Agreement, in the principal amount of the Term Loan, and satisfactory in form and substance to the Lender. The Term Note shall be payable as to principal in 35 consecutive monthly installments, the first 34 of which shall be in the amount of $592,000 each and shall be payable on the first day of each month in each year, beginning July 1, 2001 and continuing to and including April 1, 2004. The final installment shall be in the unpaid principal amount owing thereunder and shall be due and payable on May 1, 2004.

         SECTION 2.3 REVOLVING LOAN. From the Closing Date to the Termination Date, the Lender agrees, upon the terms and subject to the conditions of this Agreement, to make a revolving loan (the "Revolving Loan") available to the Borrowers, pursuant to which the Borrowers may from time to time borrow from the Lender and repay and reborrow, such sums as may be needed by the Borrowers for the purposes expressed in this Agreement, up to a maximum aggregate principal amount at any one time outstanding not exceeding the Maximum Revolving Loan Amount. Each advance to the Borrowers under the Revolving Loan (an "Advance") will be made in accordance with the provisions of the automated Control Account-Credit Line Service Agreement executed by the Borrowers in favor of the Lender (the "Disbursement Agreement"). Not later than 2:00 p.m. Birmingham, Alabama time on the date specified for the Advances, the Lender shall make available the amount of the Advances to be made by it on such date to the Borrowers by depositing the proceeds thereof into an account with the Lender in the name of the Borrowers. The Advances shall bear interest as provided in
Section 2.5. The Lender's obligation to make Advances shall terminate, if not sooner terminated pursuant to the provisions of this Agreement, on the Termination Date. The Lender shall have no obligation to make Advances if an Event of Default exists. The Lender may, at its option, without any request by the Borrowers, make Advances to itself for the purpose of paying overdrafts that the Borrowers may have from time to time with respect to any operating accounts established by the Borrowers with the Lender.

         SECTION 2.4 REVOLVING NOTE. All Advances shall be evidenced by a certain master note (the "Revolving Note"), payable to the order of the Lender, duly executed on behalf of the Borrowers, dated the date of this Agreement, in the principal amount of $2,500,000 and satisfactory in form and substance to the Lender. The Revolving Note shall be payable in full as to principal on the Termination Date. The Revolving Note shall be valid and enforceable as to the aggregate amount of the Revolving Loan outstanding from time to time, whether or not the full amount of the Revolving Loan is actually advanced by the Lender to the Borrowers. The Term Note and the Revolving Note are hereinafter sometimes together called the "Notes."

         SECTION 2.5 INTEREST.

         (a) The Notes shall bear interest from its date until payment in full on the unpaid principal balance at the rate per annum equal to the LIBOR-Based Rate. Such interest shall be payable monthly on the first day of each month in each year, commencing on July 1, 2001, and upon payment in full. Interest will be computed on an Actual/360 Day Basis.

         (b) If an Event of Default exists, the Notes shall bear interest at the Default Rate, until the earlier of (1) such time as all amounts due hereunder are paid in full or (2) no such Event of Default exists.

         (c) The Borrowers agree to pay to the Lender, on demand, a late charge equal to five percent (5.0%) of any payment that is not paid within twelve (12) days after it is due. The late charge shall never be less than $10.00 on each payment. This provision shall not be deemed to excuse a late payment or be deemed a waiver of any other right the Lender may have, including the right to declare the entire unpaid principal and interest immediately due and payable and the right to collect interest on any late payment at the Default Rate.

         SECTION 2.6 PREPAYMENTS. The Borrowers may at any time prepay all or any part of the Loans, without premium or penalty. Accrued interest to the date of prepayment shall be paid on any partial prepayment of the Notes on the next succeeding monthly interest payment date, and shall be paid on any full prepayment of the Notes in connection with the termination of this Agreement on the date of such prepayment.

         SECTION 2.7 EXTENSION OF TERMINATION DATE. The Borrowers and the Lender may from time to time extend the then-current Termination Date to any subsequent termination date upon which the Borrowers and the Lender may agree by executing a written extension agreement. Upon the execution of such an extension agreement by the Borrowers and the Lender, the maturity date of the Revolving Loan shall be extended to the agreed-upon termination date, and the agreed-upon termination date shall become the new "Termination Date" for purposes of this Agreement.

         SECTION 2.8 PLACE AND TIME OF PAYMENTS.

         (a) All payments by the Borrowers to the Lender under this Agreement and the other Credit Documents shall be made in lawful currency of the United States and in immediately available funds to the Lender at its Main Office in Birmingham, Alabama at the hand delivery address set forth in Section 7.1 or at such other address within the continental United States as shall be specified by the Lender by notice to the Borrowers. Any payment received by the Lender after 2:00 p.m. (Birmingham, Alabama time) on a Business Day (or at any time on a day that is not a Business Day) shall be deemed made by the Borrowers and received by the Lender on the following Business Day.

         (b) All amounts payable by the Borrowers to the Lender under this Agreement or any of the other Credit Documents for which a payment date is expressly set forth herein or therein shall be payable on the specified due date without notice or demand by the Lender. All amounts payable by the Borrowers to the Lender under this Agreement or the other Credit Documents for which no payment date is expressly set forth herein or therein shall be payable ten days after written demand by the Lender to the Borrowers. The Lender may, at its option, send written notice or demand to the Borrowers of amounts payable on a specified due date pursuant to this Agreement or the other Credit Documents, but the failure to send such notice shall not affect or excuse the Borrowers' obligation to make payment of the amounts due on the specified due date.

         (c) Payments that are due on a day that is not a Business Day shall be payable on the next succeeding Business Day, and any interest payable thereon shall be payable for such extended time at the specified rate.

         (d) Except as otherwise required by law, payments received by the Lender shall be applied first to expenses, fees and charges, then to interest and finally to principal.

         SECTION 2.9 SECURITY. The security for the Obligations shall include the guaranties, collateral and other security granted to the Lender under the Security Documents described in Exhibit A. The Security Documents shall be valid and binding as security for, the aggregate amount of the Obligations outstanding from time to time, whether or not the full amount of the Credit is actually advanced by the Lender to the Borrowers.

         SECTION 2.10 LETTER OF CREDIT BORROWINGS.

         (a) From and after the Closing Date to (but not including) the Termination Date, the Lender may, at its sole discretion, upon the terms and subject to the conditions of this Agreement, issue Letters of Credit from time to time for the account of the Borrowers in such amounts as may be requested by the Borrowers and as shall be approved by the Lender, up to a maximum aggregate amount of Letter of Credit Borrowings at any one time outstanding that, when added to the then outstanding Reimbursement Obligations does not exceed $4,000,000, or the maximum amount approved by the Lender from time to time.

         (b) Each request by the Borrowers for the issuance of a Letter of Credit (an "Application") shall, if required by the Lender, be submitted to the Lender, at least three Business Days prior to the date the Letter of Credit is to be issued, shall be on the Lender's then standard application form for letters of credit, shall obligate the Borrowers to reimburse the Lender on demand for any amounts drawn under a Letter of Credit and such other sums as may be provided for therein, and shall be executed by a duly authorized officer of the Borrowers. In the event of any conflict between the provisions of any Application and the provisions of this Agreement, the provisions of this Agreement shall govern.

         (c) Each Letter of Credit shall (i) be a letter of credit issued in the ordinary course of the business of the Borrowers; (ii) expire by its terms on a date acceptable to the Lender, in its sole discretion; (iii) be in an amount that complies with paragraph (a) of this Section 2.10; and (iv) contain such further provisions and conditions as may be requested by the Borrowers, provided that such further provisions and conditions are standard and reasonable for ordinary irrevocable letters of credit and are reasonably satisfactory to the Lender.

         (d) For each Letter of Credit the Lender issues and all renewals thereof, the Lender shall receive from the Borrowers, a letter of credit fee equal to the rate of one percent (1%) per annum of the stated amount of the Letter of Credit being issued or renewed. Such fee shall be payable in advance on the date of issuance or renewal, as the case may be, and shall not be refundable under any circumstances.

         (e) The Borrowers acknowledge that the Lender as issuer of the Letters of Credit will be required by applicable rules and regulations of the Federal Reserve Board to maintain reserves for its liability to honor draws made pursuant to a Letter of Credit. The Borrowers agree to reimburse the Lender promptly for all additional costs that it may hereafter incur solely by reason of its acting as issuer of the Letters of Credit and its being required to reserve for such liability, it being understood by the Borrowers that other interest and fees payable under this Agreement do not include compensation of the Lender for such reserves. The Lender shall furnish to the Borrowers, at the time of its demand for payment of such additional costs, the computation of such additional cost, which shall be conclusive absent manifest error, provided that such computations are made on a reasonable basis.

         (f) The Borrowers shall pay to the Lender administrative and other fees, if any, in connection with the Letters of Credit in such amounts and at such times as the Lender and the Borrowers shall agree from time to time.

         (g) If a draft drawn under a Letter of Credit is presented to the Lender and the Lender honors such draft, the Borrowers shall, immediately upon demand of the Lender therefor, reimburse the Lender for the amount of such draft, with interest thereon from the date such draft is honored by the Lender to and including the date of reimbursement by the Borrowers to the Lender therefor, at the LIBOR-Based Rate. If the Borrowers fail so to reimburse the Lender, immediately upon demand therefor, for any amount due to the Lender on account of a draft drawn under the Letter of Credit and honored by the Lender, together with accrued interest thereon, by the close of business on the next Business Day after such amount becomes due, the Lender may, at its sole discretion, without exceeding the Maximum Revolving Loan Amount, and without further notice to or demand upon the Borrowers, make an Advance to itself for the purpose of paying such amount due to the Lender and interest thereon. Any such Advance shall be treated as any other Advance hereunder for all purposes. Interest on any such Advance will be at the LIBOR-Based Rate.

         (h) This Agreement shall not terminate so long as any Letter of Credit is in effect; provided, however, no Letters of Credit shall be issued under this Agreement after the Termination Date.

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

         Each of the Borrowers represents and warrants to the Lender as follows:

         SECTION 3.1 ORGANIZATION, POWERS, ETC.

         (a) It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

         (b) It has the corporate power and authority to own its properties and to carry on its business as now being conducted and is duly qualified or registered to do business in every jurisdiction where the character of its properties or the nature of its activities makes such qualification or registration necessary.

         (c) It has the corporate power to execute, deliver and perform any Credit Documents to which it is a party.

         (d) It has not done business under any other name, trade name or otherwise, within the five years immediately preceding the Closing Date.

         SECTION 3.2 AUTHORIZATION OF BORROWING, ETC. The execution, delivery and performance of any Credit Documents to which it is a party (a) have been duly authorized by all requisite corporate action (including any necessary shareholder action), and (b) will not violate any Governmental Requirement, its Governing Documents or any indenture, agreement or other instrument to which it is a party, or by which it or any of its properties are bound, or be in conflict with, result in a breach of or constitute a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any Lien, upon any of its properties except as contemplated by the Credit Documents.

         SECTION 3.3 LITIGATION. There are no actions, suits or proceedings (whether or not purportedly on its behalf) pending or, to the best of its knowledge, threatened against or affecting it, by or before any Governmental Authority, that involve any of the transactions contemplated by the Credit Documents or the possibility of any judgment or liability that might reasonably be expected to result in any material adverse change in its business, operations, properties or condition, financial or otherwise; and it is not, to the best of its knowledge, in default with respect to any Governmental Requirement.

         SECTION 3.4 AGREEMENTS. It is not a party to any agreement or instrument, or subject to any restriction in its Governing Documents that materially and adversely affects its business, operations, properties or condition, financial or otherwise, and it is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party, which default might reasonably be expected to have a material adverse effect upon its business, operations, properties or condition, financial or otherwise.

         SECTION 3.5 FEDERAL RESERVE BOARD REGULATIONS. It does not intend to use any part of the proceeds of the Credit, and has not incurred any indebtedness to be reduced, retired or purchased by it out of such proceeds, for the purpose of purchasing or carrying any Margin Stock, and it does not own and has no intention of acquiring any such Margin Stock.

         SECTION 3.6 INVESTMENT COMPANY ACT. It is not an "investment company," or a company "controlled" by an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

         SECTION 3.7 ERISA.

         (a) The execution and delivery of this Agreement and the issuance and delivery of the Notes as contemplated hereby will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Internal Revenue Code, as amended.

         (b) Based on ERISA and the regulations and published interpretations thereunder, it is in compliance in all material respects with the applicable provisions of ERISA.

         (c) No "Reportable Event," as defined in Section 4043(b) of Title IV of ERISA, has occurred with respect to any plan maintained by it.

         SECTION 3.8 ENFORCEABILITY. Any Credit Documents to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their terms.

         SECTION 3.9 CONSENTS, REGISTRATIONS, APPROVALS, ETC. No registration with or consent or approval of, or other action by, any Governmental Authority is required for the execution, delivery and performance of any Credit Documents to which it is a party.

         SECTION 3.10 FINANCIAL CONDITION.

         (a) Its financial statements that have been furnished to the Lender were prepared in conformity with generally accepted accounting principles consistently applied throughout the periods involved, are in accordance with its books and records, are correct and complete and present fairly its financial condition as of the date or dates indicated and for the periods involved in accordance with generally accepted accounting principles applied on a consistent basis.

         (b) Since the date of the financial statements no material adverse change in its financial condition, business or operations has occurred.

         (c) It has no liability, direct or contingent, that is material in amount and that is not reflected in the financial statements.

         (d) It has good and marketable title to all its properties and assets reflected on the financial statements except for properties and assets disposed of since the date thereof as no longer used or useful in the conduct of its business or disposed of in the ordinary course of its business.

         (e) All such properties and assets are free and clear of all Liens, except as otherwise permitted or required by the provisions of this Agreement and the other Credit Documents.

         SECTION 3.11 NO MISLEADING INFORMATION. To the best knowledge of the Borrowers, neither this Agreement nor any of the other Credit Documents, nor any certificate, written statement or other document furnished to the Lender by or on behalf of the Borrowers in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading; and there is no fact known to the Borrowers that the Borrowers have not disclosed to the Lender that materially adversely affects or, so far as the Borrowers can now reasonably foresee, will materially adversely affect the properties, or financial or other condition of the Borrowers or the ability of the Borrowers to perform their obligations hereunder and under the other Credit Documents.

         SECTION 3.12 TAXES.

         (a) It has filed or caused to be filed all tax returns that, to the knowledge of its officers, are required to be filed with any Governmental Authority, and it has paid or has caused to be paid all taxes as shown as due on said returns or on any assessment received by it.

         (b) It has reserves that are believed by its officers to be adequate for the payment of additional taxes for years that have not been audited by the respective tax authorities.

         SECTION 3.13 PATENTS, TRADEMARKS. It owns, or possesses the right to use, all the patents, trademarks, service marks, trade names, copyrights, franchises, consents, authorizations and licenses and rights with respect to the foregoing, necessary for the conduct of its business as now conducted and proposed to be conducted, without any known conflict with the rights of others.

         SECTION 3.14 HAZARDOUS SUBSTANCES.

         (a) It has never caused or permitted any Hazardous Substance to be placed, held, located, released or disposed of in violation of any Governmental Requirement on, under or at any real property legally or beneficially owned, leased or operated by it, and such property has never been used by it or, to the best of its knowledge, by any other person as a dump site or permanent or temporary storage site for any Hazardous Substance, in violation of any Governmental Requirement.

         (b) To the best of its knowledge, it has no liabilities with respect to Hazardous Substances, and no facts or circumstances exist that could give rise to liabilities with respect to Hazardous Substances.

         SECTION 3.15 SOLVENCY. The Borrowers are and will remain Solvent, taking into account the transactions contemplated by the Credit Documents.

                                    ARTICLE 4

                              CONDITIONS OF LENDING

         The obligation of the Lender to lend hereunder is subject to the following conditions precedent:

         SECTION 4.1 REPRESENTATIONS AND WARRANTIES. On and as of the Closing Date and any later date on which Credit is to be extended hereunder, the representations and warranties set forth in Article 3 must be true and correct with the same effect as though they had been made on and as of such date, except to the extent that they expressly relate to an earlier date.

         SECTION 4.2 NO DEFAULT. On and as of the Closing Date and any later date on which Credit is to be extended hereunder, the Borrowers must be in compliance with all the terms and provisions set forth in this Agreement on their part to be observed or performed, and no Event of Default, nor any event that upon notice or lapse of time or both would constitute an Event of Default, may exist.

         SECTION 4.3 AUTOMATIC REPRESENTATIONS AND WARRANTIES. The making of any request for an Advance (or permitting any Advance to be made under the Disbursement Agreement without a prior written disclosure to the Lender to the contrary) shall constitute an automatic representation and warranty by the Borrowers that the representations and warranties contained in Article 3 are true and correct on and as of the date of such Advance and that no Event of Default, nor any event that upon notice or lapse of time or both would constitute an Event of Default, exists.

         SECTION 4.4 REQUIRED ITEMS. On and as of the Closing Date and any later date on which Credit is to be extended hereunder, the Lender must have received all financial statements, reports and other items required as of that date under
Article 2 and Article 5 of this Agreement.

         SECTION 4.5 AUTHORIZED REPRESENTATIVE CERTIFICATES. On and as of the Closing Date the Borrowers must have delivered to the Lender the following certificates executed by the appropriate Authorized Representatives of the Borrowers, each of which certificates must be of a current date and must be satisfactory in form and substance to the Lender: (a) a certificate confirming compliance by the Borrowers with the conditions precedent set forth in Sections
4.1 and 4.2; (b) a certificate certifying as in full force and effect resolutions of the directors, shareholders, partners, members or other appropriate persons under the Governing Documents and applicable law authorizing the transactions contemplated by the Credit Documents and authorizing certain Authorized Representatives of the Borrowers to execute the Credit Documents on behalf of the Borrowers and to act on behalf of the Borrowers with respect to the Credit Documents, including the authority to request disbursements of the proceeds of the Credit and to direct the disposition of such proceeds; and (c) a certificate certifying as true and correct, as amended, attached copies of the Governing Documents of the Borrowers and the incumbency and signature of each Authorized Representative of the Borrowers specified in said resolutions. The Lender may conclusively rely on the certified resolutions described in Section 4.5(b) as to all actions on behalf of the Borrowers by the Authorized Representatives specified therein until the Lender receives further duly adopted resolutions cancelling or amending the prior resolutions.

         SECTION 4.6 OTHER SUPPORTING DOCUMENTS. The Lender must receive on or before the Closing Date the following, each of which must be satisfactory to the Lender in form and content, (a) such legal opinions, certificates, proceedings, instruments and other documents as the Lender or its counsel may reasonably request to evidence (1) compliance by the Borrowers and all other parties to the Credit Documents with legal requirements, (2) the truth and accuracy as of the Closing Date of the respective representations thereof contained in the Credit Documents, and (3) the due performance or satisfaction by such parties at or prior to the Closing Date of all agreements then required to be performed and all conditions then required to be satisfied by them pursuant to the Credit Documents, and (b) such additional supporting documents as the Lender or its counsel may reasonably request.

                                    ARTICLE 5

                                    COVENANTS

         Each of the Borrowers covenants and agrees that such Borrower shall:

         SECTION 5.1 EXISTENCE. Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all applicable Governmental Requirements.

         SECTION 5.2 CONTINUATION OF CURRENT BUSINESS, OFFICES, NAME, ETC. Not
(a) engage in any business other than the business now being conducted by it and other businesses directly related thereto; (b) remove its principal place of business or business records from Barbour County, Alabama, unless the removal is pursuant to a merger, consolidation or transfer of assets approved by the Lender; (c) change its name or conduct its business in any name other than its current name; (d) enter into (1) any agreement whereby the management, supervision or control of its business is delegated to or placed in any person other than its governing body and officers or (2) any contract or agreement whereby any of its principal functions are delegated to or placed in any agent or independent contractor.

         SECTION 5.3 SALE OF ASSETS, CONSOLIDATION, MERGER. Not (a) sell, lease, transfer or otherwise dispose of all or a substantial part of its properties or assets to any person; or (b) consolidate with, merge into or participate in a statutory share exchange with any other person, or permit another person to merge into it, acquire all or substantially all the properties or assets of any other person, or acquire all or substantially all the properties or assets relating to a line of business or a division of any other person.

         SECTION 5.4 ACCOUNTING RECORDS. Keep proper books of record and account in which full, true and correct entries are made in accordance with generally accepted accounting principles applied on a consistent basis.

         SECTION 5.5 REPORTS TO THE LENDER. Furnish to the Lender:

         (a) within 90 days after the end of each fiscal year, financial statements (including a balance sheet and the related statements of income, cash flows and retained earnings) of the Borrowers for such fiscal year, together with statements in comparative form for the preceding fiscal year, all in reasonable detail (including all computations necessary to show the Borrowers' compliance with Section 5.15), prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, and audited and certified by independent certified public accountants of recognized standing selected by the Borrowers and satisfactory to the Lender (the form of such certification also to be satisfactory to the Lender);

         (b) within 45 days after the end of each fiscal quarter, financial statements of the Borrowers similar to those referred to in Section 5.5(a) for such quarter and for the period beginning on the first day of the fiscal year and ending on the last day of such quarter, unaudited but certified by an Authorized Representative of the Borrowers;

         (c) within 45 days after the fiscal quarters ending June 30 and December 31 of each year, a compliance certificate duly executed by the president or chief financial officer of Boyd in the form of Exhibit D attached hereto ("Compliance Certificate");

         (d) with the financial statements submitted under Section 5.5(a) and 5.5(b), a certificate signed by the party certifying said statement to the effect that no Event of Default, nor any event that, upon notice or lapse of time or both, would constitute an Event of Default, exists or, if any such Event of Default or event exists, specifying the nature and extent thereof;

         (e) contemporaneously with the distributions thereof to the Borrowers' stockholders or the filing thereof with the Securities and Exchange Commission, as the case may be, copies of all statements, reports, notices and filings distributed by the Borrowers to their stockholders or filed with the Securities and Exchange Commission (including reports on SEC Forms 10-K, 10-Q and 8-K);

         (f) promptly upon receipt thereof, copies of all other reports, management letters and other documents submitted to it by independent accountants in connection with any annual or interim audit of its books made by such accountants; and

         (g) as soon as practical, from time to time, such other information regarding its operations, business affairs and financial condition as the Lender may reasonably request.

         SECTION 5.6 MAINTENANCE. Maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and keep the same in good repair, working order and condition, and from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

         SECTION 5.7 INSURANCE. Maintain (a) adequate insurance on its properties to such extent and against such risks, including fire, as is customary with companies in the same or a similar business, (b) necessary worker's compensation insurance and (c) such other insurance as may be required by law or the Security Documents or as may reasonably be required in writing by the Lender.

         SECTION 5.8 PAYMENT OF INDEBTEDNESS, TAXES, ETC. (a) Pay its indebtedness and obligations in accordance with normal terms; (b) pay all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or upon any of its properties before they become in default, except any such tax, assessment or governmental charge that is subject to a Permitted Contest; and (c) pay all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might become a Lien upon any of its properties, except any such claim that is subject to a Permitted Contest.

         SECTION 5.9 LITIGATION NOTICE. Promptly notify the Lender of any action, suit or proceeding at law or in equity or by or before any Governmental Authority that, if adversely determined, might reasonably be expected to impair its ability to perform its obligations under any of the Credit Documents to which it is a party, might reasonably be expected to impair its right to carry on its business substantially as now conducted, or might reasonably be expected to materially and adversely affect its business, operations, properties or condition, financial or otherwise.

         SECTION 5.10 VISITATION. Permit representatives of the Lender from time to time to visit and inspect any of its offices and properties and to examine its assets and books of account and to discuss its affairs, finances and accounts with and be advised as to the same by its officers, all at such reasonable times and intervals as the Lender may desire.

         SECTION 5.11 NOTICE OF DEFAULT. Promptly notify the Lender of the existence of any Event of Default, or any event that upon notice or lapse of time or both would constitute an Event of Default.

         SECTION 5.12 FURTHER ASSURANCES. At its cost and expense, upon request of the Lender, duly execute and deliver, or cause to be duly executed and delivered, to the Lender such further instruments and do and cause to be done such further acts as may be reasonably necessary or proper in the opinion of the Lender or its counsel to carry out more effectively the provisions and purposes of the Credit Documents.

         SECTION 5.13 TRANSACTIONS WITH RELATED PERSONS. Except as set forth on
Schedule 5.13, not enter into any transaction with any Obligor or any officer, director, partner, member or Affiliate unless the terms of that transaction are no less favorable to it than those that would be obtained on an arms-length basis.

         SECTION 5.14 USE OF CREDIT PROCEEDS. Not, directly or indirectly use any part of the proceeds of the Credit (a) for any purpose other than working capital and purchasing equipment or (b) without limiting the generality of the foregoing, for the purpose of purchasing or carrying any Margin Stock, or of reducing, retiring or purchasing any indebtedness incurred for such purpose; or take any other action that would involve a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued thereunder, including Regulation U or Regulation X of the Federal Reserve Board, in connection with the transactions contemplated hereby; provided, however, that nothing set forth in this Section 5.14 or elsewhere in this Agreement shall be construed as imposing any duty on the Lender to supervise the use or application of the Credit proceeds or any liability on the Lender to any person if the Credit proceeds are not used for the purposes set forth in this Agreement.

         SECTION 5.15 FINANCIAL COVENANTS.

         (a) LEVERAGE RATIO. Not permit its ratio of Debt to Tangible Net Worth to be at any time greater than 3.0 to 1.0.

         (b) DEBT SERVICE COVERAGE RATIO. Not permit its ratio of EBITDA plus the Net Gain from the sale of rolling stock to Interest Expense and Principal Maturities measured as of the end of each June 30 and December 31 of each year for the previous four fiscal quarters to be less than 1.25 to 1.0.

         (c) TOTAL FUNDED DEBT RATIO. Not permit its ratio of Total Funded Debt to EBITDA plus the Net Gain from the sale of rolling stock measured as of the end of each June 30 and December 31 of each year for the previous four consecutive fiscal quarters to be greater than 3.0 to 1.0 at the end of each June 30 and December 31 in each fiscal year.

         (d) CAPITAL EXPENDITURES. Not make Capital Expenditures (exclusive of trucks and trailers) during any fiscal year in an amount greater than $500,000.

         (e) DIVIDENDS. Not declare or pay any dividends or make any distributions upon any of its stock (including dividends and distributions payable only in shares of its stock) or directly or indirectly apply any of its assets to the redemption, retirement, purchase or other acquisition of its stock.

         (f) INDEBTEDNESS. Not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness or liability for borrowed money, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except the indebtedness evidenced by the Notes, other indebtedness to the Lender and to Compass Bank and purchase money obligations allowed under Section 5.15(g)(7) to purchase revenue generating assets including trucks and trailers.

         (g) LIENS. Not incur, create, assume or permit to exist any Lien on any of its properties, now or hereafter owned, other than:

              (1) Liens securing the payment of obligations permitted under
         Section 5.8(b);

              (2) other Permitted Encumbrances;

              (3) deposits under workmen's compensation, unemployment insurance and Social Security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

              (4) Liens imposed by law, such as carriers', warehousemen's or mechanics' liens, incurred in good faith in the ordinary course of business and that are not delinquent or that are subject to Permitted Contests, and any Lien arising out of a judgment or award not exceeding $100,000 with respect to which an appeal is being prosecuted, a stay of execution pending such appeal having been secured;

              (5) Liens in favor of the Lender;

              (6) Liens for taxes, assessments or other governmental charges or levies that are not delinquent or that are subject to Permitted Contests; and

              (7) purchase money Liens on equipment (arising substantially contemporaneously with the purchase of such equipment) acquired in the ordinary course of business to secure the purchase price of such equipment or to secure indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or any Lien existing on the equipment at the time of its acquisition, provided that (A) the indebtedness secured by such Lien does not exceed the purchase price or fair market value, whichever is less, of the equipment so acquired at the time of its acquisition, (B) the equipment is used or useful in the ordinary course of business of the acquiring person, and (C) the Lien does not cover any property other than the equipment so acquired.

         (h) GUARANTIES. Not guarantee, endorse, become surety for or otherwise in any way become or be responsible for the indebtedness, liabilities or obligations of any other person, whether by agreement to purchase the indebtedness or obligations of any other person, or agreement for the furnishing of funds to any other person (directly or indirectly, through the purchase of goods, supplies or services or by way of stock purchase, capital contribution, working capital maintenance agreement, advance or loan) or for the purpose of paying or discharging the indebtedness or obligations of any other person, or otherwise, except for the endorsement of negotiable instruments in the ordinary course of business for collection.

         (i) TAKE OR PAY CONTRACTS. Not enter into or be a party to any contract for the purchase of merchandise, materials, supplies or other property if such contract provides that payment for such merchandise, materials, supplies or other property shall be made regardless of whether delivery of such merchandise, materials, supplies or other property is ever made or tendered.

         (j) SALE-LEASEBACK. Not enter into any arrangement, directly or indirectly, with any person whereby it sells or transfers any property, real, personal or mixed, and used or useful in its business, whether now owned or hereafter acquired, and thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

         (k) INVESTMENTS, ETC. Not purchase or hold beneficially any stock, other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other person; provided, however, that it may invest in (1) direct obligations of, or obligations unconditionally guaranteed by, the United States of America or any agency thereof maturing in less than one year from the date of purchase; (2) commercial paper issued by any person organized and doing business under the laws of the United States of America or any state thereof rated in the highest category by Moody's Investors Services, Inc. or by Standard & Poor's Corporation and maturing in less than one year from the date of purchase; and
(3) certificates of deposit maturing within one year of the date of acquisition thereof issued by any commercial bank, organized and doing business under the laws of the United States of America or any state thereof whose deposits are insured by the Federal Deposit Insurance Corporation, if the face amount of said certificate of deposit, when added to all other deposits of the Borrowers at such commercial bank, does not exceed the then-applicable limitation on the amount of federally insured deposits.

         (l) SALE OF RECEIVABLES. Not sell, assign or discount, or grant or permit any Lien on any of its accounts receivable or any promissory note held by it, with or without recourse, other than the discount of such notes in the ordinary course of business for collection.

         (m) LEASE OBLIGATIONS. Except as set forth on Schedule 5.13, not incur, create, permit to exist or assume any commitment to make any direct or indirect payment, whether as rent or otherwise, under any lease, rental or other arrangement for the use of property of any other person, if immediately thereafter the aggregate of such payments to be made by it would exceed $200,000 in any consecutive twelve-month period.

         (n) SOLVENCY. Continue to be Solvent.

         (o) CERTAIN DEFINED TERMS. For purposes of this Section 5.15 the following terms are defined as follows:

              (1) CAPITAL EXPENDITURES means any expenditure for fixed assets or that is properly chargeable to capital account in accordance with generally accepted accounting principles.

              (2) EBITDA for any period means net income (or the net deficit, if expenses and charges exceed revenues and other proper income credits) for such period, plus amounts that have been deducted for (A) depreciation, (B) amortization, (C) Interest Expense and (D) income and profit taxes in determining net income for such period.

              (3) INTEREST EXPENSE means interest payable on Debt during the period in question.

              (4) NET GAIN means the difference between (A) the gross proceeds generated from the sale of rolling stock minus all reasonable and customary fees and expenses associated with such sale (including any brokerage commissions) and (B) the book value of such asset sold.

              (5) PRINCIPAL MATURITIES means principal maturing or coming due on Debt during the period in question.

              (6) TANGIBLE NET WORTH means the sum of the amounts set forth on the balance sheet as shareholders' equity (including the par or stated value of all outstanding capital stock, retained earnings, additional paid-in capital, capital surplus and earned surplus), less the sum of
         (A) any amount of any write-up of assets, (B) goodwill, (C) patents, trademarks, copyrights, leasehold improvements not recoverable at the expiration of a lease, and deferred charges (including unamortized debt, discount and expense, organization expenses, experimental and developmental expenses, but excluding prepaid expenses), (D) any amounts at which shares of capital stock of such person appear on the asset side of the balance sheet and (E) any amounts due from or owed by any shareholder or Affiliate.

              (7) TOTAL FUNDED DEBT means all obligations for borrowed money, including the Term Loan, advances under the Revolving Loan, all capitalized lease obligations, whether short-term or long-term, and including all Letter of Credit Obligations.

         SECTION 5.16 CHANGE IN MANAGEMENT. Promptly notify the Lender of any change with respect to the members of the Board of Directors of the Borrowers or any change in the senior executive officers of the Borrowers.


                                    ARTICLE 6

                                EVENTS OF DEFAULT

         SECTION 6.1 EVENTS OF DEFAULT. The occurrence of any of the following events shall constitute an event of default (an "Event of Default") under this Agreement (whatever the reason for such event and whether or not it shall be voluntary or involuntary or be effected by operation of law or pursuant to any Governmental Requirement):

         (a) any representation or warranty made in this Agreement or in any of the other Credit Documents shall prove to be false or misleading in any material respect as of the time made; or

         (b) any report, certificate, financial statement or other instrument furnished in connection with the Credit, this Agreement or any of the other Credit Documents, shall prove to be false or misleading in any material respect as of the time furnished; or

         (c) default shall be made in the payment when due of any of the Obligations; or

         (d) default shall be made in the due observance or performance of any covenant, condition or agreement on the part of the Borrowers to be observed or performed pursuant to the terms of Sections 5.2, 5.3, 5.15 and 5.16 hereof; or

         (e) default shall be made in the due observance or performance of any covenant, condition or agreement on the part of the Borrowers to be observed or performed pursuant to the terms of this Agreement (other than any covenant, condition or agreement, default in the observance or performance of which is elsewhere in this Section 6.1 specifically dealt with) and such default shall continue unremedied until the first to occur of (1) the date that is 30 days after written notice by the Lender to the Borrowers or (2) the date that is 30 days after the Borrowers first obtains knowledge thereof; or

         (f) failure of Borrowers to timely perform any covenant in the Credit Documents requiring the furnishing of notices, financial reports or other information to the Lender within five (5) Business Days of when due; and provided, however, that during any period of time that a report is delinquent, the Lender may at its option increase the Margin to their highest levels permitted under this Agreement.

         (g) any default or event of default, as therein defined, shall occur under any of the other Credit Documents (after giving effect to any applicable notice, grace or cure period specified therein); or

         (h) (1) default shall be made with respect to any Debt (other than the Obligations) of any Obligor, if the effect of such default is to accelerate the maturity of such Debt or to permit the holder thereof to cause such Debt to become due prior to its stated maturity, or (2) any such Debt shall not be paid when due (after giving effect to any applicable notice, grace or cure periods); or

         (i) any Obligor shall (1) apply for or consent to the appointment of a receiver, trustee, liquidator or other custodian of such Obligor or any of such Obligor's properties or assets, (2) fail or admit in writing such Obligor's inability to pay such Obligor's debts generally as they become due, (3) make a general assignment for the benefit of creditors, (4) suffer or permit an order for relief to be entered against such Obligor in any proceeding under the federal Bankruptcy Code, or (5) file a voluntary petition in bankruptcy, or a petition or an answer seeking an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against such Obligor in any proceeding under any such law or statute, or if corporate action shall be taken by any Obligor for the purpose of effecting any of the foregoing; or

         (j) a petition shall be filed, without the application, approval or consent of any Obligor in any court of competent jurisdiction, seeking bankruptcy, reorganization, rearrangement, dissolution or liquidation of such Obligor or of all or a substantial part of the properties or assets of such Obligor, or seeking any other relief under any law or statute of the type referred to in Section 6.1(i)(5) against such Obligor, or the appointment of a receiver, trustee, liquidator or other custodian of such Obligor or of all or a substantial part of the properties or assets of such Obligor, and such petition shall not have been stayed or dismissed within 30 days after the filing thereof; or

         (k) any Obligor shall die, if an individual, be dissolved or liquidated, if an entity, or cease to be Solvent or suspend business; or

         (l) any writ of execution, attachment or garnishment shall be issued against the assets of any Obligor and such writ of execution, attachment or garnishment shall not be dismissed, discharged or quashed within 30 days of issuance; or

         (m) any final judgment for the payment of money shall be rendered against any Obligor and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed.

         SECTION 6.2 LENDER'S REMEDIES ON DEFAULT.

         (a) If an Event of Default exists, or any event exists that upon notice or lapse of time or both would constitute an Event of Default, the Lender shall have no obligation to extend any further Credit hereunder. If an Event of Default exists under Section 6.1(i) or 6.1(j), all of the Obligations shall automatically become immediately due and payable. If any other Event of Default exists, the Lender may, by written notice to the Borrowers, declare any or all of the Obligations to be immediately due and payable, whereupon they shall become immediately due and payable. Any such acceleration (whether automatic or upon notice) shall be effective without presentment, demand, protest or other action of any kind, all of which are hereby expressly waived, anything contained herein or in any of the other Credit Documents to the contrary notwithstanding. If an Event of Default exists, the Lender may exercise any of its rights and remedies on default under the Credit Documents or applicable law.

         (b) If an Event of Default exists, the Lender may treat all then outstanding Letters of Credit as if drafts in the full amount available to be drawn thereunder had been properly drawn thereunder and paid by the Lender and the Borrowers had failed or refused to reimburse the Lender for the amount so paid within the time required for the Borrowers to do so.

         (c) If an Event of Default exists, the Borrowers shall, promptly upon demand of the Lender, deposit in cash with the Lender an amount equal to the amount of all Letter of Credit Obligations then outstanding, as collateral security for the repayment thereof, which deposit shall be held by the Lender under the provisions of Section 7.17.

                                    ARTICLE 7

                                  MISCELLANEOUS

         SECTION 7.1 NOTICE.

         (a) Any request, demand, authorization, direction, notice, consent, waiver or other document provided or permitted by this Agreement or the other Credit Documents to be made upon, given or furnished to, or filed with, the Borrowers or the Lender must (except as otherwise provided in this Agreement or the other Credit Documents) be in writing and be delivered by one of the following means: (6) by personal delivery at the hand delivery address specified below, (7) by first-class, registered or certified mail, postage prepaid and addressed as specified below, or (8) if facsimile transmission facilities for such party are identified below or pursuant to a separate notice from such party, sent by facsimile transmission to the number specified below or in such notice.

         (b) The hand delivery address, mailing address and (if applicable) facsimile transmission number for receipt of notice or other documents by such parties are as follows:

Borrowers

         By hand and mail:

         3275 Highway 30
         Clayton, Alabama 36016


         By facsimile: (334) 775-1432


Lender

         By hand:

         201 Monroe Street, 2nd Floor
         Montgomery, Alabama 36104
         Attention: Charles K. Hannon, Jr.

         By mail:

         Post Office Drawer 431
         Montgomery, Alabama 36101-0431
         Attention: Charles K. Hannon, Jr.

         By facsimile: (334) 240-1397


         With a copy to:

         J. Kris Lowry
         Maynard, Cooper & Gale, P.C.
         1901 6th Avenue North
         2400 AmSouth/Harbert Plaza
         Birmingham, Alabama 35203-2618

         By facsimile: (205) 254-1999

Any of such parties may change the address or facsimile transmission notice for receiving any such notice or other document by giving notice of the change to the other parties named in this Section 7.1.

         (c) Any such notice or other document shall be deemed delivered when actually received by the party to whom directed (or, if such party is not a natural person, to an officer, director, partner, member or other legal representative of the party) at the address or number specified pursuant to this
Section 7.1, or, if sent by mail, three Business Days after such notice or document is deposited in the United States mail, addressed as provided above.

         (d) Five Business Days' written notice to the Borrowers as provided above shall constitute reasonable notification to the Borrowers when notification is required by law; provided, however, that nothing contained in the foregoing shall be construed as requiring five Business Days' notice if, under applicable law and the circumstances then existing, a shorter period of time would constitute reasonable notice.

         SECTION 7.2 EXPENSES. The Borrowers shall promptly on demand pay all costs and expenses, including the fees and disbursements of counsel to the Lender, incurred by the Lender in connection with (a) the extension of the Credit and the administration or collection of the Obligations, (b) the negotiation, preparation and review of the Credit Documents (whether or not the transactions contemplated by this Agreement shall be consummated), (c) the enforcement of any of the Credit Documents, (d) the custody and preservation of the Property, (e) the protection or perfection of the Lender's rights and interests under the Security Documents in the Property, (f) the filing or recording of the Security Documents or any related financing, continuation or termination statements, or similar documents (including any stamp, documentary, mortgage, recording and similar taxes and fees), (g) the exercise by or on behalf of the Lender of any of its rights, powers or remedies under the Credit Documents, (h) the compliance by the Lender with any Governmental Requirements with respect to any of the Credit Documents, any of the

Property or any of the Obligations, and (i) the prosecution or defense of any action or proceeding by or against the Lender, the Borrowers, any Obligor, or any one or more of them, concerning any matter related to this Agreement or any of the other Credit Documents, any of the Property or any of the Obligations. All such amounts shall bear interest from the date demand is made at the Default Rate and shall be included in the Obligations secured by the Security Documents. The Borrowers' obligations under this Section 7.2 shall survive the payment in full of the Obligations and the termination of this Agreement.

         SECTION 7.3 INDEPENDENT OBLIGATION. The Borrowers agree that each of the obligations of the Borrowers to the Lender under this Agreement may be enforced against the Borrowers without the necessity of joining any other Obligor or any other person, as a party.

         SECTION 7.4 HEIRS, SUCCESSORS AND ASSIGNS. Whenever in this Agreement any party hereto is referred to, such reference shall be deemed to include the heirs, successors and assigns of such party, except that the Borrowers may not assign or transfer this Agreement without the prior written consent of the Lender; and all covenants and agreements of the Borrowers contained in this Agreement shall bind the Borrowers' heirs, successors and assigns and shall inure to the benefit of the successors and assigns of the Lender.

         SECTION 7.5 GOVERNING LAW. This Agreement and the other Credit Documents shall be construed in accordance with and governed by Title 9 of the U.S. Code and the internal laws of the State of Alabama (without regard to conflict of law principles) except as required by mandatory provisions of law.

         SECTION 7.6 DATE OF AGREEMENT. The date of this Agreement is intended as a date for the convenient identification of this Agreement and is not intended to indicate that this Agreement was executed and delivered on that date.

         SECTION 7.7 SEPARABILITY CLAUSE. If any provision of the Credit Documents shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         SECTION 7.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original, but all such counterparts shall together constitute but one and the same agreement.

         SECTION 7.9 NO ORAL AGREEMENTS. This Agreement is the final expression of the agreement between the parties hereto, and this Agreement may not be contradicted by evidence of any prior oral agreement between such parties. All previous oral agreements between the parties hereto have been incorporated into this Agreement and the other Credit Documents, and there is no unwritten oral agreement between the parties hereto in existence.

         SECTION 7.10 WAIVER AND ELECTION. The exercise by the Lender of any option given under this Agreement shall not constitute a waiver of the right to exercise any other option. No failure or delay on the part of the Lender in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any further exercise thereof or the exercise of any other right, power or remedy. No modification, termination or waiver of any provisions of the Credit Documents, nor consent to any departure by the Borrowers therefrom, shall be effective unless in writing and signed by an authorized representative of the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

         SECTION 7.11 NO OBLIGATIONS OF LENDER; INDEMNIFICATION. The Lender does not by virtue of this Agreement or any of the transactions contemplated by the Credit Documents assume any duties, liabilities or obligations with respect to any property now or hereafter granted to it as collateral for any of the Obligations unless expressly assumed by the Lender under a separate agreement in writing, and the Credit Documents shall not be deemed to confer on the Lender any duties or obligations that would make the Lender directly or derivatively liable for any person's negligent, reckless or wilful conduct. The Borrowers agree to indemnify and hold the Lender harmless against and with respect to any damage, claim, action, loss, cost, expense, liability, penalty or interest (including attorney's fees) and all costs and expenses of all actions, suits, proceedings, demands, assessments, claims and judgments directly or indirectly resulting from, occurring in connection with, or arising out of: (a) any inaccurate representation made by the Borrowers or any Obligor in this Agreement or any other Credit Document; and (b) any breach of any of the warranties or obligations of the Borrowers or any Obligor under this Agreement or any other Credit Document. The provisions of this Section 7.11 shall survive the payment of the Obligations in full and the termination of this Agreement and the other Credit Documents, and the satisfaction, release (in whole or in part) and foreclosure of the Security Documents.

         SECTION 7.12 SET-OFF. While any Event of Default exists, the Lender is authorized at any time and from time to time, without notice to the Borrowers (any such notice being expressly waived by the Borrowers), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrowers against any and all of the Obligations, irrespective of whether or not the Lender shall have made any demand under this Agreement and although such Obligations may be unmatured. The rights of the Lender under this Section 7.12 are in addition to all other rights and remedies (including other rights of set-off or pursuant to any banker's lien) that the Lender may have.

         SECTION 7.13 PARTICIPATION. The Borrowers understand that the Lender may from time to time enter into a participation agreement or agreements with one or more participants pursuant to which each such participant shall be given a participation in the Credit and that any such participant may from time to time similarly grant to one or more subparticipants subparticipations in the Credit. The Borrowers agree that any participant or subparticipant may exercise any and all rights of banker's lien or set-off with respect to the Borrowers, as fully as if such participant or subparticipant had made a loan directly to the Borrowers in the amount of the participation or subparticipation given to such participant or subparticipant in the Credit. For the purposes of this Section 7.13 only, the Borrowers shall be deemed to be directly obligated to each participant or subparticipant in the amount of their participating interest in the amount of the Credit and any other Obligations. Nothing contained in this Section 7.13 shall affect the Lender's right of set-off (under Section 7.12 or applicable law) with respect to the entire amount of the Obligations, notwithstanding any such participation or subparticipation. The Lender may divulge to any participant or subparticipant all information, reports, financial statements, certificates and documents obtained by it from the Borrowers or any other person under any provision of this Agreement or otherwise.

         SECTION 7.14 SUBMISSION TO JURISDICTION. The Borrowers irrevocably (a) acknowledge that this Agreement will be accepted by the Lender and performed by the Borrowers in the State of Alabama; (b) submit to the jurisdiction of each state or federal court sitting in Montgomery County, Alabama (collectively, the "Courts") over any suit, action or proceeding arising out of or relating to this Agreement (to enforce the arbitration provisions hereof or, if the arbitration provisions are found to be unenforceable, to determine any issues arising out of or relating to this Agreement) or any of the other Credit Documents (individually, an "Agreement Action"); (c) waive, to the fullest extent permitted by law, any objection or defense that the Borrowers may now or hereafter have based on improper venue, lack of personal jurisdiction, inconvenience of forum or any similar matter in any Agreement Action brought in any of the Courts; (d) agree that final judgment in any Agreement Action brought in any of the Courts shall be conclusive and binding upon the Borrowers and may be enforced in any other court to the jurisdiction of which the Borrowers is subject, by a suit upon such judgment; (e) consent to the service of process on the Borrowers in any Agreement Action by the mailing of a copy thereof by registered or certified mail, postage prepaid, to the Borrowers at the Borrowers' address designated in or pursuant to Section 7.1; (f) agrees that service in accordance with Section 7.14(e) shall in every respect be effective and binding on the Borrowers to the same extent as though served on the Borrowers in person by a person duly authorized to serve such process; and (g) AGREES THAT THE PROVISIONS OF THIS SECTION, EVEN IF FOUND NOT TO BE STRICTLY ENFORCEABLE BY ANY COURT, SHALL CONSTITUTE "FAIR WARNING" TO THE BORROWERS THAT THE EXECUTION OF THIS AGREEMENT MAY SUBJECT THE BORROWERS TO THE JURISDICTION OF EACH STATE OR FEDERAL COURT SITTING IN JEFFERSON COUNTY, ALABAMA WITH RESPECT TO ANY AGREEMENT ACTIONS, AND THAT IT IS FORESEEABLE BY THE BORROWERS THAT THE BORROWERS MAY BE SUBJECTED TO THE JURISDICTION OF SUCH COURTS AND MAY BE SUED IN THE STATE OF ALABAMA IN ANY AGREEMENT ACTIONS. Nothing in this Section 7.14 shall limit or restrict the Lender's right to serve process or bring Agreement Actions in manners and in courts otherwise than as herein provided.

         SECTION 7.15 USURY LAWS. Any provision of this Agreement or any of the other Credit Documents to the contrary notwithstanding, the Borrowers and the Lender agree that they do not intend for the interest or other consideration provided for in this Agreement and the other Credit Documents to be greater than the maximum amount permitted by applicable law. Regardless of any provision in this Agreement or any of the other Credit Documents, the Lender shall not be entitled to receive, collect or apply, as interest on the Obligations, any amount in excess of the maximum rate of interest permitted to be charged under applicable law until such time, if any, as that interest, together with all other interest then payable, falls within the then applicable maximum lawful rate of interest. If the Lender shall receive, collect or apply any amount in excess of the then maximum rate of interest, the amount that would be excessive interest shall be applied first to the reduction of the principal amount of the Obligations then outstanding in the inverse order of maturity, and second, if such principal amount is paid in full, any excess shall forthwith be returned to the Borrowers. In determining whether the interest paid or payable under any specific contingency exceeds the highest lawful rate, the Borrowers and the Lender shall, to the maximum extent permitted under applicable law, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, (c) consider all the Obligations as one general obligation of the Borrowers, and (d) "spread" the total amount of the interest throughout the entire term of the Notes so that the interest rate is uniform throughout the entire term of the Notes.

         SECTION 7.16 ARBITRATION; DISPUTE RESOLUTION; PRESERVATION OF FORECLOSURE REMEDIES.

         (a) The Borrowers represent to the Lender that their business and affairs constitute substantial interstate commerce and that they contemplate using the proceeds of the Note in substantial interstate commerce. Except as otherwise specifically set forth below, any action, dispute, claim, counterclaim or controversy ("Dispute" or "Disputes"), between or among the Lender, the Borrowers or any other Obligor, including any claim based on or arising from an alleged tort, shall be resolved by arbitration as set forth below. As used herein, Disputes shall include all actions, disputes, claims, counterclaims or controversies arising in connection with the Note, any extension of or commitment to extend Credit by the Lender, any collection of any indebtedness owed to the Lender, any security or collateral given to the Lender, any action taken (or any omission to take any action) in connection with any of the foregoing, any past, present and future agreement between or among the Lender, the Borrowers or any other Obligor (including the Note and any Credit Document), and any past, present or future transactions between or among the Lender, the Borrowers or any other Obligor. Without limiting the generality of the foregoing, Disputes shall include actions commonly referred to as lender liability actions.

         (b) All Disputes shall be resolved by binding arbitration in accordance with Title 9 of the U.S. Code and the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). Defenses based on statutes of limitation, estoppel, waiver, laches and similar doctrines, that would otherwise be applicable to an action brought by a party, shall be applicable in any such arbitration proceeding, and the commencement of an arbitration proceeding with respect to this Agreement shall be deemed the commencement of an action for such purposes.

         (c) Notwithstanding the foregoing, the Borrowers and each other Obligor agrees that the Lender shall have the option, but not the obligation, to submit to and pursue in a court of law any claim against the Borrowers or any other Obligor for a debt due. The Borrowers and each other Obligor agrees that, if the Lender pursues such a claim in a court of law, (9) failure of the Lender to assert any additional claim in such proceeding shall not be deemed a waiver of, or estoppel to pursue, such claim as a claim or counterclaim in arbitration as set forth above, and (10) the institution or maintenance of a judicial action hereunder shall not constitute a waiver of the right of any party to submit any other action, dispute, claim or controversy as described above, even though arising out of the same transaction or occurrence, to binding arbitration as set forth herein. If the Borrowers assert a claim against the Lender in arbitration or otherwise during the pendency of a claim brought by the Lender in a court of law, the court action shall be stayed and the parties shall submit to arbitration all claims.

         (d) No provision of, nor the exercise of any rights under this Section, shall limit the right of any party (11) to foreclose against any real or personal property collateral by exercise of a power of sale under any Credit Document, or by exercise of any rights of foreclosure or of sale under applicable law, (12) to exercise self-help remedies such as set-off, or (13) to obtain provisional or ancillary remedies such as injunctive relief, attachment or the appointment of a receiver from a court having jurisdiction before, during or after the pendency of any arbitration or referral. The institution and maintenance of an action for judicial relief or pursuit of provisional or ancillary remedies or exercise of self-help remedies shall not constitute a waiver of the right of any party, including the plaintiff in such an action, to submit the Dispute to arbitration or, in the case of actions on a debt, to judicial resolution.

         (e) Whenever an arbitration is required hereunder, the arbitrator shall be selected in accordance with the Commercial Arbitration Rules of the AAA. The AAA shall designate a panel of 10 potential arbitrators knowledgeable in the subject matter of the Dispute. Each of the Lender and the Obligor shall designate, within 30 days of the receipt of the list of potential arbitrators, one of the potential arbitrators to serve, and the two arbitrators so designated shall select a third arbitrator from the eight remaining potential arbitrators. The panel of three arbitrators shall determine the resolution of the Dispute.

         SECTION 7.17 TERMINATION. This Agreement shall continue until the Obligations shall have been paid in full and the Lender shall have no obligation to make any further Advances, issue any Letters of Credit or extend any other credit hereunder. If on any date on which the Borrowers wish to pay the Obligations in full and terminate this Agreement, there are any outstanding Letter of Credit Borrowings, the Borrowers shall, unless otherwise agreed by the Lender in its sole discretion, make a cash prepayment to the Lender on such date in an amount equal to the then-outstanding Letter of Credit Borrowings, and the Lender shall hold such prepayment in an interest-bearing cash collateral account in the name and under the sole control of the Lender (which account shall bear interest at the Lender's then-current rate for such accounts) as security for the Reimbursement Obligations and other Letter of Credit Obligations. Such account shall not constitute an asset of the Borrowers but shall be subject to the Borrowers' rights under this Section 7.17. The Lender shall from time to time debit such account for the payment of the Letter of Credit Obligations as the same become due and payable and shall promptly refund any excess funds (including interest) held in said account to the Borrowers if and when no Letter of Credit Borrowings remain outstanding hereunder and all of the Obligations have been paid in full. The Borrowers shall remain liable for any Obligations in excess of the amounts paid from such account. This Agreement, and the obligations of the Borrowers hereunder, shall continue to be effective, or be automatically reinstated, as the case may be, if at any time payment in whole or in part of any payment made with respect to the Obligations is rescinded or must otherwise be restored or returned to the person making such payment upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of such person, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to such person or with respect to any part of the property thereof, or otherwise, all as though such payment had not been made.

         SECTION 7.18 AGREEMENT AMENDS AND RESTATES ORIGINAL CREDIT AGREEMENT. The Original Credit Agreement is amended and restated in its entirety by this Agreement. All amounts owing on the Closing Date, including principal and interest, fees and other charges, shall be treated for all purposes as if the same had been incurred under this Agreement and shall be payable in accordance with and otherwise governed by the terms of this Agreement. The promissory notes held by the Lender to evidence the indebtedness owing by the Borrowers to the Lender under the Original Credit Agreement shall be retained by the Lender in its files until this Agreement is terminated.

         SECTION 7.19 OBLIGATIONS OF BOYD ABSOLUTE. Boyd hereby agrees that its obligations and liabilities with respect to the Obligations are joint and several with the Borrowers, continuing, absolute and unconditional. Without limiting the generality of the foregoing, the obligations and liabilities of Boyd with respect to the Obligations shall not be released, discharged, impaired, modified or in any way affected by (a) the invalidity or unenforceability of any Credit Document executed by any other person with respect to the Obligations, (b) the failure of the Lender to give Boyd a copy of any notice given to any other person, (c) any modification, amendment or supplement of any obligation, covenant or agreement contained in any Credit Document executed by any other person with respect to the Obligations, (d) any compromise, settlement, release or termination of any obligation, covenant or agreement in any Credit Document executed with respect to the Obligations, (e) any waiver of payment, performance or observance by or in favor of any other person of any obligation, covenant or agreement under any Credit Document, (f) any consent, extension, indulgence or other action or inaction, or any exercise or non-exercise of any right, remedy or privilege with respect to any Credit Document executed by any other person with respect to the Obligations, or (g) the extension of time for payment or performance of any Obligation by any other person.


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                                       35

         IN WITNESS WHEREOF, the Borrowers and the Lender have caused this Agreement to be dated May 1, 2001 and to be duly executed and delivered.


                                    BOYD BROTHERS TRANSPORTATION, INC.



                                    By /s/ Richard Bailey
                                       -----------------------------------------
                                       Its: CFO
                                            ------------------------------------

                                    WELBORN TRANSPORT, INC.



                                    By /s/ Richard Bailey
                                       -----------------------------------------
                                       Its: CFO
                                            ------------------------------------


                                    AMSOUTH BANK



                                    By /s/ Charles Hannon
                                       -----------------------------------------
                                       Its: Senior Vice President
                                            ------------------------------------